May 14, 2019

Sun WenFa “Simon”
Room 1702, Building 2, No. 301 Yunan Ave
Banan District Chongqing, China 401320

SUBJECT: RESIGNATION

Dear Simon,

It is with deep regret that I must inform you I am submitting my resignation as CFO of CAT9 Group effective immediately.

I value the time I have spent with CAT9 and working to develop the company to achieve the goals we both set and for this I am grateful.

Thank you for your continued support and friendship. I wish CAT9 and the entire staff a bright and prosperous future.

Sincerely,

Qian MeiHong “Sanya”

Qian MeiHong “Sanya” CFO

1